Exhibit 10.1

SERVICE AGREEMENT

This SERVICE AGREEMENT (this “Agreement”) is entered into as of this 9th day of November, 2020, by and between Digestix Bioscience Inc., a company organized under the laws of Delaware (the “Company”) and Cannabics Pharmaceuticals Inc., a company organized under the laws of Nevada (“CNBX”).

WITNESSETH

WHEREAS, the Company wishes to use certain equipment of CNBX and CNBX agrees to provide such for the compensation and otherwise in accordance with the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, accepted and agreed to, the Company and CNBX, intending to be legally bound, agree to the terms set forth below.

1.	DUTIES AND SERVICES.

1.1.             CNBX shall provide the Company and its subsidiaries and affiliates for the purposes of conducting research and development activities and pre-clinical experiments in the field of treatment of pre-cancerous and early stage neoplastic local tumors, such as polyps, and the treatment of the local tissue post tumor removal (the “Field of Business”), focusing initially on treatment of gastrointestinal polyps and post polypectomy tissue (i) use if its HTC facility and (ii) qualified personnel (the “Services”). The Services will be provided on a need basis and the scope of the Services will be defined from time to time, for which CNBX will provide a detailed price quote, to be approved in advance by Digestix. The Services provided to date under this Agreement are outlined in Exhibit A hereto.

1.2.             The parties hereby acknowledge that CNBX has obtained Helsinki approval for collection of polyps from the Souraski Medical Center in Tel Aviv under the name of Grin Ultra Ltd., and on behalf of the Company (Study Protocol: 0194-20-TLV Evaluation of Cytotoxic Effect of Cannabinoid Formulations on Cell Cultures Produced from Intestinal Polyp Tissue; approval date July 7, 2020). The parties further acknowledge that, to date, CNBX has performed experiments on seven (7) gastrointestinal polyps collected under above-referenced Study Protocol, on behalf of the Company. The parties agree that the above constitutes part of the Services under this Agreement and CNBX will be compensated in accordance with the terms of Section 2.1. below.

1.3.             CNBX represents and warrants to the Company that it is under no contractual or other restrictions or obligations which are inconsistent with the execution of this Agreement, or which will interfere with the performance of this Agreement. In addition, CNBX represents and warrants that it has all necessary regulatory approvals and permits needed for the performance of the Services.

1.4.             The Company represents and warrants that it has all necessary regulatory approvals and permits needed for the acceptance of the Services.

2.	COMPENSATION.

2.1.             In consideration for the Services, the Company shall pay to CNBX for all Services on a “cost plus 15%” basis plus applicable Value Added Tax (the “Compensation”).

2.2.             The Compensation shall be paid to CNBX against an invoice issued in accordance with applicable law.

2.3.             The Compensation shall constitute the total compensation due to CNBX under this Agreement and CNBX shall not be entitled to any other form of compensation, commission, fee, bonus, reimbursement or any other form of payment for the provision of Services hereunder.

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2.4.             The amounts properly due and payable under each of CNBX's invoices will accrue and their payment by the Company will be deferred until completion of the next financing round with aggregate proceeds of at least $1M USD. Thereafter, the Company will pay the amount properly due and payable under each of CNBX’s invoices within thirty (30) days after the Company’s receipt of the applicable invoice.

2.5.             CNBX shall pay any and all taxes, duties, fees and/or other impositions that may be levied pursuant to applicable law upon CNBX with regard to the provision of the Services under this Agreement, including, but not limited to, Value Added Tax and Income Tax, and the amounts of the aforesaid payments shall be deemed to have been included in the Compensation.

3.	INTELLECTUAL PROPERTY AND NON-COMPETE.

3.1.             CNBX acknowledges and agrees that the Company will be the exclusive owner of Work Product and all patents, trademarks, copyrights, mask works, moral rights and other statutory or common law protections in any and all countries (“IP Rights”) covering or otherwise associated with any Work Product. For the purposes of this Agreement “Work Product” shall mean any and all tangible materials resulting from CNBX’ Services to the Company and all ideas, inventions, improvements, discoveries, know-how, techniques and works of authorship (including but not limited to computer programs, software, logic design and documentation) and other information and materials, whether or not patentable, copyrightable or otherwise registrable under applicable statutes, that CNBX may make, conceive, reduce to practice, develop, learn or work on, either alone or jointly with others, whether or not reduced to drawings, written description, documentation, models or other tangible form, as a result of provision of Services to the Company under this Agreement in the Company’s Field of Business.

3.2.             The Company acknowledges and agrees that it will not directly or indirectly, either alone or jointly with others, anywhere in the world, engage in any activities involving cannabinoid based cancer treatments for cancer patients. This provision shall survive the termination of this Agreement.

3.3.             In the event the Company develops and commercializes cannabinoid based formulations in its Field of Business, CNBX shall be entitled to receive royalty payments, as will be determined in a separate agreement between the parties.

4.	TERM; TERMINATION.

4.1.             The term of this Agreement shall be for a period of 24 months, effective as of the date hereof.

4.2.             Notwithstanding Section 4.1, either party may terminate this Agreement upon prior written notice of 30 (thirty) days (the “Notice Period”). During such Notice Period and, unless the Company has instructed otherwise, CNBX will be required to continue the provision of the Services and will be entitled to receive the consideration for such period.

5.	MISCELLANEOUS.

5.1.             Waiver. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof. All waivers by the Company shall be in writing.

5.2.             Amendments. This Agreement may be amended or modified, in whole or in part, only by an instrument in writing signed by all parties hereto.

5.3.             Governing Law. This Agreement shall be governed by the laws of the State of Israel without reference to principles and laws relating to the conflict of laws. The competent courts of the District of Tel Aviv shall have exclusive jurisdiction over any matter in connection with this Agreement.

5.4.             Entire Agreement. This Agreement supersedes all prior agreements, written or oral, between the parties hereto relating to the subject matter of this Agreement.

5.5.             Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which shall be deemed a single agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on and as of the Effective Date.

Digestix Bioscience Inc.	Cannabics Pharmaceuticals Inc.

By:	By:______________________
Name:	Name:____________________
Title:	Title:_____________________

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